Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279912

BLACKROCK PRIVATE CREDIT FUND
SUPPLEMENT DATED SEPTEMBER 4, 2026
TO THE PROSPECTUS DATED APRIL 24, 2026

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of BlackRock Private Credit Fund (the “Fund”), dated April 24, 2026 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to update the Prospectus.

Updates to the Prospectus

On August 31, 2026, Philip Tseng resigned from his positions as a Trustee, Chair of the Board of Trustees (the “Board”), Chief Executive Officer (“CEO”), and Co-Chief Investment Officer of the Fund, effective as of the close of business on August 31, 2026, to pursue other business opportunities outside of BlackRock, Inc.  Mr. Tseng will continue to serve as an employee of BlackRock, Inc. until October 1, 2026 in order to ensure the smooth transition of his responsibilities.  Accordingly, as of such date, all references to Mr. Tseng as a “Trustee,” “Board Chair,” “Chief Executive Officer” and “Co-Chief Investment Officer” of the Fund are hereby removed.

On September 2, 2026, the Board appointed Jason Mehring to serve as a Trustee, Chair of the Board, and CEO of the Fund, with the appointments each effective as of September 2, 2026.  Mr. Mehring will serve in these positions until his resignation or removal by the Board.  Mr. Mehring is a Managing Director of BlackRock, Inc.  Mr. Mehring was also appointed to serve as a Director, Chair of the Board and CEO of BlackRock Direct Lending Corp. (“BDLC”) and BlackRock TCP Capital Corp. (“TCPC”), each effective as of September 2, 2026.  Accordingly, as of such date, all references to Mr. Mehring’s title as “President” are replaced with “Trustee,” “Board Chair” and “Chief Executive Officer” of the Fund.

Effective as of September 2, 2026, the Board appointed Dan Worrell to the position of President of the Company, moving from his previous position of Co-Chief Investment Officer.  Mr. Worrell is a Managing Director of BlackRock, Inc. Mr. Worrell was also appointed to the position of President, from his previous position of Co-Chief Investment Officer, for each of BDLC and TCPC, each effective as of September 2, 2026.  Accordingly, as of such date, all references to Mr. Worrell’s title as “Co-Chief Investment Officer” is replaced with “President” of the Fund.

In addition, effective as of the close of business on August 31, 2026, Philip Tseng is no longer a voting member of the Investment Committee.  Jason Mehring, Dan Worrell, Vikas Keswani, Michael Fenstermacher, and Grishma Parekh continue to serve as voting members of the Investment Committee.